Central Jersey Bancorp Press Release

Central Jersey Bancorp Reports Improved 4th Quarter Asset Quality and Operating Results for 2009

OAKHURST, NEW JERSEY, January 22, 2010 (NASDAQ Global Market: CJBK):  Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported its results of operations for 2009 as well as a number of strategic operating and balance sheet initiatives.  As previously reported, Central Jersey Bancorp had intended, under an Agreement and Plan of Merger dated May 26, 2009, to merge with and into OceanFirst Financial Corp. by December 31, 2009.  Said merger was terminated by mutual consent on December 17, 2009 when it became apparent that the requisite regulatory approvals would not be received in time for the merger to be completed by December 31, 2009.  The Board of Directors and management of Central Jersey Bancorp reacted swiftly and proactively to the merger termination by redoubling efforts on a number of other strategic fronts.

•            The Reaffirmation of the Institution’s Mission

The singular focus of Central Jersey Bancorp’s core mission of enhancing shareholder value remains our number one objective. That objective was the sole driver of the Board of Director’s recommendation to merge with OceanFirst Financial Corp. and the organization remains resolute in its commitment to that objective.  The intended outcome of every decision we make, whether tactical or strategic, is incremental value creation.  Recent experiences will be factored into future decisions concerning incremental value creation.

•           The Reconstitution of the Institution’s Infrastructure

As economies of scale was a major theme of the planned merger, the infrastructure of Central Jersey Bancorp was reduced in anticipation of the merger transaction closing.  Subsequent to the termination of the merger, the organization has quickly reorganized and been reconstituted in a manner that we believe will, prospectively, result in improved operating efficiencies.

•           A Balance Sheet Repositioning and Seizing Market Opportunities

While the year 2009 presented the community banking industry with many new and complex challenges, 2010 is realistically viewed as one of market opportunity.  Even though the condition of credit, as detailed herein, will most likely continue to impact balance sheets throughout the industry, market opportunities, on many different levels, should benefit community banking enterprises.  The steep slope of the yield curve will allow for organizations, appropriately situated, to realize margin expansion while maintaining a prudent interest rate risk profile.  Central Jersey Bancorp fully intends to seize that opportunity and is in the process of doing so.

Today, we believe that community banking entities are more favored in the market than the “mega-financials,” as it is the latter group which is viewed as the culprits of the current economic and financial malaise.  The manifestation of that market perception is best seen on the liability side of the balance sheet of community based banking organizations.  The American consumer votes with its feet and in 2009 the retail branch system of Central Jersey Bancorp heard incoming footsteps.  As detailed later, the result was significant, double digit, core deposit growth, a trend that we will work hard to ensure continues.

•           A Continued Focus on the Weak Credit Environment

It is commonly recognized in the banking industry that the short term driver of value will be the issue of credit quality.  Operating in a period of economic weakness, the likes of which have not been seen since the Great Depression, has presented unique challenges to the entire banking industry.  Although Central Jersey Bancorp has no, nor has ever had any, balance sheet exposure to subprime residential mortgages, derivative products or trust preferred securities, we have ample involvement with the commercial real estate market, a market that claims no immunity to the forces of economic weakness.  Vigilant efforts on managing exposures and credit weaknesses will continue to be priority number one as we continue to migrate through these difficult times.  Although we would be premature to claim victory on the credit quality front, the incremental positive progress presented herein is encouraging.  Not only have recent delinquency trends improved, but increased allowance for loan loss coverage ratios provide additional comfort during this extended weak credit cycle.

Asset Quality

Central Jersey Bancorp reported a $5.5 million, or 41.6%, decrease in total delinquencies at December 31, 2009, on a linked quarter basis, from the total reported at September 30, 2009.  Delinquencies totaled $7.7 million at December 31, 2009, as compared to $13.2 million at September 30, 2009.  Non-accrual loans decreased by $615,000, or 7.2%, on a linked quarter basis, from $8.5 million at September 30, 2009 to $7.9 million at December 31, 2009.  Other real estate owned (“OREO”) plus non-performing loans, which consist of non-accrual loans and loans 90+ days delinquent, decreased by $804,000, or 7.7%, on a linked quarter basis, from $10.5 million at September 30, 2009 to $9.7 million at December 31, 2009.  The aggregate of total delinquencies, non-accrual loans, and OREO decreased by $5.0 million, or 23.2%, on a linked quarter basis, from $21.6 million at September 30, 2009 to $16.6 million at December 31, 2009.

Central Jersey Bank, NA
Troubled Asset and Delinquency Trends
(in thousands)
						Change 9/30/09-12/31/09
CATEGORY	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	$	%

30-89 Day	5,963	7,180	9,287	11,138	6,912	(4,226)	-37.9%
90 Days +	855	1,582	1,450	2,019	775	(1,244)	-61.6%
Total Delinquencies	6,818	8,762	10,737	13,157	7,687	(5,470)	-41.6%

Non-Accrual Loans	2,545	3,169	8,515	8,483	7,868	(615)	-7.2%

Non-Performing Loans (90+; Non-Accrual)	3,400	4,751	9,965	10,502	8,643	(1,859)	-17.7%
OREO	0	0	0	0	1,055	1,055	100.0%
Total Non-Performing Loans and OREO	3,400	4,751	9,965	10,502	9,698	(804)	-7.7%

Total Delinquencies, Non-Accrual and OREO	9,363	11,931	19,252	21,640	16,610	(5,030)	-23.2%

ALL	4,741	7,180	7,605	8,677	9,613	936	10.8%
Total Loans	360,998	361,421	375,080	380,206	379,087	(1,119)	-0.3%
Total Assets	599,385	576,223	603,312	577,673	577,658	(15)	0.0%

ALL / Total Loans	1.31%	1.99%	2.03%	2.28%	2.54%

ALL / Non-Performing Loans	139.4%	151.1%	76.3%	82.6%	111.2%

ALL / Non-Performing Loans and OREO	139.4%	151.1%	76.3%	82.6%	99.1%

Non-Performing Loans / Total Loans	0.9%	1.3%	2.7%	2.8%	2.3%

Non-Performing Loans and OREO	0.6%	0.8%	1.7%	1.8%	1.7%
/ Total Assets

The allowance for loan losses (“ALL”), which began the year at $4.7 million, or 1.31% of total loans, increased to $9.6 million at December 31, 2009, or 2.54% of total loans.  There were $461,000 and $1.2 million, respectively, in loan charge-offs during the three months and year ended December 31, 2009, as compared to no loan charge-offs for the same periods in 2008.  At December 31, 2009, two loans were charged-off, impacting the provision for loan losses by $245,000, and recorded as OREO at their fair market value, or $1.1 million.

Results of Operations

In the second quarter of 2009, Central Jersey Bancorp recorded a $27.0 million goodwill impairment charge, resulting in a net loss and a net loss available to common shareholders of $25.8 million and $26.5 million, respectively, for the year ended December 31, 2009, as compared to net income and net income available to shareholders of $2.9 million for 2008.  Basic and diluted loss per share for the year ended December 31, 2009 were both ($2.91), as compared to basic and diluted earnings per share of $0.32 and $0.30, respectively, for 2008.  The net income available to common shareholders figure for the year ended December 31, 2009, takes into account $565,000 in preferred stock dividends paid to the U.S. Department of the Treasury as part of the Capital Purchase Program and $178,000 in related preferred stock discount accretion.  Had Central Jersey Bancorp not realized the $27.0 million goodwill impairment charge for the year ended December 31, 2009, net income and net income available to common shareholders would have been $1.2 million and $445,000, respectively.  The 2009 decrease in net income is primarily attributable to $6.2 million in provision for loan losses (a $4.9 increase over the $1.3 million provision recorded in 2008) recorded during the year ended December 31, 2009, resulting from credit deterioration due to general economic conditions, an increase in FDIC deposit insurance expense of $868,000 and $634,000 in non-recurring merger-related expenses.  These expenses were  partly mitigated by $2.9 million in gains (as compared to $1.5 million in 2008) realized from the sale of investment securities during the year.  Per share earnings were adjusted in all periods to reflect the 5% stock dividend paid on July 1, 2008.

The $27.0 million in goodwill was recorded on January 1, 2005 in conjunction with the combination with Allaire Community Bank.  The goodwill impairment charge was a non-cash adjustment to Central Jersey Bancorp’s financial statements which did not affect cash flows, liquidity, or tangible capital.  As goodwill is excluded from regulatory capital, the impairment charge did not impact regulatory capital ratios of Central Jersey Bancorp or Central Jersey Bank, N.A., both of which remain “well-capitalized” under regulatory requirements.  The goodwill impairment charge was recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires an interim goodwill impairment analysis under certain events including “a more-likely-than-not expectation that a reporting unit will be sold.”

Central Jersey Bancorp reported a net loss and a net loss available to common shareholders of $695,000 and $881,000, respectively, for the three months ended December 31, 2009, as compared to net income and net income available to common shareholders of $593,000 and $581,000, respectively, for the same period in 2008.  The net income available to common shareholders figure takes into account $141,250 in preferred stock dividends paid to the U.S. Department of the Treasury as part of the Capital Purchase Program and $45,000 in related preferred stock discount accretion during the three months ended December 31, 2009.  Basic and diluted loss per share for the three months ended December 31, 2009 were both ($0.10), as compared to basic and diluted earnings per share of $0.07 and $0.06, respectively, for the same period in 2008.

Net interest income was $4.4 million and $18.2 million for the three months and year ended December 31, 2009, respectively, as compared to $4.8 million and $18.4 million, respectively, for the same periods in 2008.  Net interest income for the three months ended December 31, 2009 and 2008 was comprised primarily of $5.3 million and $5.2 million, respectively, in interest and fees on loans, $758,000 and $2.1 million, respectively, in interest on investment securities and $120,000 and $54,000, respectively, in interest income on federal funds sold and due from banks, less interest expense on deposits of $1.5 million and $2.3 million, respectively, interest expense on borrowed funds of $212,000 and $108,000, respectively, and interest expense on subordinated debentures of $40,000 and $103,000, respectively.  Net interest income for the year ended December 31, 2009 and 2008 was comprised primarily of $20.7 million and $21.1 million, respectively, in interest and fees on loans, $5.4 million and $7.6 million, respectively, in interest on investment securities and $318,000 and $386,000, respectively, in interest income on federal funds sold and due from banks, less interest expense on deposits of $7.0 million and $9.0 million, respectively, interest expense on borrowed funds of $942,000 and $1.3 million, respectively, and interest expense on subordinated debentures of $190,000 and $355,000, respectively.

For the three months and year ended December 31, 2009, the average yield on interest-earning assets was 4.14% and 5.10%, respectively, as compared to 5.51% and 5.84%, respectively, for the same periods in 2008.  The average cost of deposits and interest-bearing liabilities for the three months and year ended December 31, 2009 was 1.56% and 1.99%, respectively, as compared to an average cost of 2.30% and 2.65%, respectively, for the same periods in 2008.  The decrease in both the average yield on interest-earning assets and the average cost of deposits and interest-bearing liabilities for the three months and year ended December 31, 2009 was primarily due to the significant reduction in the general level of short term interest rates and the 500 basis point reduction in the Prime Rate of interest which occurred between September 2007 and December 2008.  The average net interest margin for the three months and year ended December 31, 2009 was 3.19% and 3.29%, respectively, as compared to 3.62% and 3.73%, respectively, for the same periods in 2008.  The market remains very competitive for deposit and loan pricing.

For the three months and year ended December 31, 2009, the provision for loan losses was $1.7 million and $6.2 million, respectively, as compared to $920,000 and $1.3 million, respectively, for the same periods in 2008.  The recorded provision for loan losses, for the year ended December 31, 2009, was mostly related to the credit risk rating downgrade of certain performing loans, a $3.6 million increase in the specific reserve of certain impaired loans and loan charge-offs totaling $1.2 million.  The significant increase in the provision for loan losses is due to the credit deterioration of certain commercial and commercial real estate loans as a result of general economic conditions.  At December 31, 2009, two loans were charged-off, impacting the provision for loan losses by $245,000, and recorded as OREO at their fair market value, or $1.1 million.

Non-interest income, which consists of gains on the sale of investment securities available-for-sale, service charges on deposit accounts, gains on the sale of loans held-for-sale and income from bank owned life insurance, was $531,000 and $5.1 million, respectively, for the three months and year ended December 31, 2009, as compared to $735,000 and $2.7 million, respectively, for the same period in 2008.  Of this amount, gains on the sale of investment securities available-for-sale totaled $87,000 and $2.9 million, respectively, for the three months and year ended December 31, 2009, as compared to $365,000 and $1.5 million, respectively, for the same periods in 2008.  Gains on the sale of loans held-for-sale were $26,000 and $536,000, respectively, for the three months and year ended December 31, 2009, as compared to $31,000 and $120,000, respectively, for the same periods in 2008.

Non-interest expense was $4.6 million and $43.7 million, respectively, for the three months and year ended December 31, 2009, as compared to $3.9 million and $15.6 million, respectively, for the same periods in 2008.  The increase in non-interest expense for the year ended December 31, 2009 was directly related to the one-time, $27.0 million non-cash goodwill impairment charge and $634,000 in non-recurring merger-related expenses.  Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization and other operating expenses.

Financial Condition

Central Jersey Bancorp’s assets, at December 31, 2009, totaled $577.7 million, a decrease of $21.7 million, or 3.6%, from the December 31, 2008 total of $599.4 million.  The decrease in total assets was due primarily to the one-time, non-cash goodwill impairment charge of $27.0 million.

Cash and cash equivalents were $78.3 million at December 31, 2009, an increase of $68.6 million over the December 31, 2008 total of $9.8 million.  The increase in liquidity is due primarily to the timing of cash flows related to Central Jersey Bank, N.A.’s business activities and the sale of investment securities.

Investment securities totaled $104.2 million at December 31, 2009, a decrease of $77.5 million, or 41.8%, from the December 31, 2008 total of $185.4 million.  The decrease was primarily due to the sale of $119.4 million of mortgage backed securities, $37.1 million of municipal bond and note obligations and $10.0 million of government-sponsored agency securities.  For the year ended December 31, 2009, principal pay downs of securities totaled $28.4 million, purchases of mortgage-backed securities totaled $43.2 million, municipal bond and note obligations totaled $94.6 million, purchases of government-sponsored agency securities totaled $21.8 million, $37.3 million of government-sponsored agency securities were matured and/or called, $4.7 million of municipal bonds were matured and/or called and net premium/discount amortization totaled $2.4 million.  In addition, at December 31, 2009, the net change of the unrealized gain on available-for-sale securities decreased by $1.5 million from December 31, 2008.

There were no loans held-for-sale at December 31, 2009, as compared to $400,000 at December 31, 2008.  The decrease in loans held-for-sale is due primarily to the timing of residential mortgage loan closings.

Loans, net of the allowance for loan losses, totaled $369.5 million at December 31, 2009, an increase of $13.2 million, or 3.7%, over the $356.3 million balance at December 31, 2008.  Gross loans totaled $379.1 million at December 31, 2009, an increase of $18.1 million, or 5.0%, over the $361.0 million balance at December 31, 2008.  The increase in loan balances was due primarily to the origination of commercial real estate loans, consumer home equity loans and lines of credit during the period off set by principal pay downs.

Deposits, at December 31, 2009, totaled $467.9 million, an increase of $49.1 million, or 11.7%, over the December 31, 2008 total of $418.8 million.  The increase in deposit balances was reflective of continued core deposit growth that occurred throughout Central Jersey Bank, N.A.’s retail franchise.

Other borrowings were $47.6 million at December 31, 2009, as compared to $71.7 million at December 31, 2008, a decrease of $24.1 million, or 33.6%.  The decrease was primarily due to a decrease in overnight borrowings as a result of cash generated from deposit growth and the sale of investment securities.

At December 31, 2009, book value per share and tangible book value per share were $4.93 and $4.82, respectively, as compared to $7.91 and $4.75, respectively, at December 31, 2008.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A.  Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through thirteen branch facilities located in Monmouth and Ocean Counties, New Jersey.  Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol “CJBK.”  Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results.  Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, President and CEO, 732-663-4040
Anthony Giordano, III, SEVP and CFO, 732-663-4042
Robert S. Vuono, SEVP & COO, 732-663-4041

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)
(dollars in thousands, except share amounts)

	December 31,	December 31,
ASSETS	2009	2008
Cash and due from banks	$9,789	$9,306
Federal funds sold	68,526	461
Cash and cash equivalents	78,315	9,767
Investment securities available-for-sale, at fair value	96,947	170,683
Investment securities held-to-maturity (fair value of $7,462 and $15,124, respectively, at December 31, 2009 and December 31, 2008)	7,217	14,679
Federal Reserve Bank stock	1,848	1,960
Federal Home Loan Bank stock	1,820	2,940
Loans held-for-sale	--	400
Loans	379,087	360,998

Less: Allowance for loan losses	9,613	4,741
Loans, net	369,474	356,257

Accrued interest receivable	2,285	2,251
Other real estate owned	1,055	--
Premises and equipment	5,946	6,303
Bank owned life insurance	3,817	3,685
Goodwill	--	26,957
Core deposit intangible	1,031	1,444
Other assets	7,903	2,059
Total assets	$577,658	$599,385

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$80,500	$75,947
Interest bearing	387,378	342,868
	467,878	418,815

Borrowings	47,575	71,741
Subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	1,531	1,546
Investment securities purchased not settled	--	19,676
Total liabilities	522,139	516,933
Shareholders’ equity:
Common stock, par value $0.01 per share. Authorized 100,000,000 shares,
9,256,975 and 9,000,531 shares outstanding, and 9,503,423 and
9,246,979 shares issued, respectively, at December 31, 2009 and
December 31, 2008	92	90
Preferred stock, liquidation value $1,000 per share. Authorized 10,000,000 shares and issued and outstanding 11,300 shares at December 31, 2009 and December 31, 2008	11,300	11,300
Additional paid-in capital	64,983	64,502
Accumulated other comprehensive income, net of tax expense	1,022	1,925
Treasury stock - 246,448 shares at December 31, 2009 and December 31, 2008	(1,806)	(1,806)
(Accumulated deficit)/retained earnings	(20,072)	6,441
Total shareholders’ equity	55,519	82,452
Total liabilities and shareholders’ equity	$577,658	$599,385

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$5,308	$5,247	$20,709	$21,084
Interest on securities available-for-sale	662	1,896	4,760	6,952
Interest on federal funds sold and due from banks	120	54	318	386
Interest on securities held-to-maturity	96	186	592	664
Total interest and dividend income	6,186	7,383	26,379	29,086

Interest expense:
Interest expense on deposits	1,499	2,348	7,047	8,984
Interest expense on other borrowings	212	108	942	1,325
Interest expense on subordinated debentures	40	103	190	355
Total interest expense	1,751	2,559	8,179	10,664

Net interest income	4,435	4,824	18,200	18,422

Provision for loan losses	1,705	920	6,214	1,319
Net interest income after provision for loan losses	2,730	3,904	11,986	17,103

Other income:
Service charges on deposit accounts	385	336	1,503	739
Gain on sale of securities available-for-sale	87	365	2,885	1,522
Income on bank owned life insurance	33	31	133	120
Gain on sale of loans held-for-sale	26	3	536	351
Total other income	531	735	5,057	2,732

Operating expenses:
Salaries and employee benefits	1,788	1,919	7,562	7,759
Net occupancy expenses	529	518	2,125	2,059
Data processing fees	262	302	972	1,011
Core deposit intangible amortization	103	121	413	482
Goodwill impairment	--	--	26,957	--
Other operating expenses	1,955	1,088	5,670	4,326
Total other expenses	4,637	3,948	43,699	15,637

(Loss) income before provision for income taxes	(1,376)	691	(26,656)	4,198

Income tax (benefit) expense	(681)	98	(888)	1,288

Net (loss) income	(695)	593	(25,768)	2,910

Preferred stock dividend	141	12	565	12
Preferred stock discount amortization	45	--	178	--

Net (loss) income available to common shareholders	$(881)	$581	$(26,511)	$2,898

Basic (loss) earnings per share	$(0.10)	$0.07	$(2.91)	$0.32
Diluted (loss) earnings per share	$(0.10)	$0.06	$(2.91)	$0.30
Average basic shares outstanding	9,220,655	9,012,650	9,117,428	9,092,180
Average diluted shares outstanding	9,220,655	9,351,516	9,117,428	9,523,891